                                                                     EXHIBIT 4.5

                                MASTER AGREEMENT

                          DATED AS OF DECEMBER 3, 1999,

                                      AMONG

                                STOCKPOINT, INC.,

                                 AS THE COMPANY,

                                       AND

                                 JOHN PAPPAJOHN,

                                 GERALD M. KIRKE

                           IOWA FARM BUREAU FEDERATION

                                 DERACE SCHAFFER

                                MATTHEW P. KINLEY

                            DOMINION SECURITIES INC.

                               MICHAEL J. RICHARDS

                                  JOSEPH DUNHAM

                               AS THE GUARANTORS,

                                       AND

                             EQUITY DYNAMICS, INC.,

                        AS THE AGENT FOR THE GUARANTORS.

                                TABLE OF CONTENTS


SECTION 1.  CREDIT SUPPORT AGREEMENTS.........................................1


SECTION 2.  AGENT.............................................................4

         2.1.  ACTIONS........................................................4
         2.2.  EXCULPATION....................................................4
         2.3.  SUCCESSOR......................................................5

SECTION 3.  WARRANTS..........................................................5

         3.1.  ISSUANCE.......................................................5
         3.2.  REGISTRATION RIGHTS............................................6

SECTION 4.  CLOSING...........................................................6


SECTION 5.  REPRESENTATIONS AND WARRANTIES OF COMPANY.........................6

         5.1.  ORGANIZATION...................................................6
         5.2.  CORPORATE AUTHORIZATION; ENFORCEABILITY........................6
         5.3.  NO CONFLICT....................................................6
         5.4.  CAPITALIZATION.................................................7
         5.5.  FINANCIAL INFORMATION..........................................8
         5.6.  SECURITIES LAWS................................................8
         5.7.  TITLE TO ASSETS................................................8
         5.8.  REAL PROPERTY..................................................9
         5.9.  INTELLECTUAL PROPERTY RIGHTS...................................9
         5.10.  COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.............9
         5.11.  MATERIAL AGREEMENTS...........................................9
         5.12.  LITIGATION...................................................10
         5.13.  SOLVENCY.....................................................10
         5.14.  ENVIRONMENTAL MATTERS........................................10
         5.15.  TAX MATTERS..................................................10
         5.16.  ERISA........................................................11
         5.17.  DISCLOSURE...................................................11

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF GUARANTORS.....................11

         6.1.  INVESTMENT INTENT.............................................11
         6.2.  DUE ORGANIZATION AND REQUISITE POWER..........................12
         6.3.  ACTION AND EXECUTION..........................................12

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         6.4.  NO CONFLICT...................................................12

SECTION 7.  PRIOR OR SIMULTANEOUS ACTIONS....................................12


SECTION 8.  COVENANTS........................................................13

         8.1.  ACCESS TO RECORDS.............................................13
         8.2.  FINANCIAL REPORTING; DRAWS ON LINE OF CREDIT..................13
         8.3.  PAYMENT; PREPAYMENT...........................................14
         8.4.  PAYMENT OF OBLIGATIONS........................................14
         8.5.  INSURANCE.....................................................14
         8.6.  NOTICE OF DISPUTES, MATERIAL ADVERSE CHANGE...................15
         8.7.  CONDUCT OF BUSINESS...........................................15
         8.8.  DEBT..........................................................15
         8.9.  RESTRICTED PAYMENTS...........................................15
         8.10.  NEGATIVE PLEDGE..............................................16
         8.11.  TERMINATION..................................................16

SECTION 9.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS...........16


SECTION 10.  INDEMNIFICATION.................................................16


SECTION 11.  PURCHASE OF BANK'S RIGHTS AND INTERESTS; EVENTS OF DEFAULT......17


SECTION 12.  FEES AND EXPENSES...............................................18


SECTION 13.  CONFIDENTIALITY.................................................18


SECTION 14.  ASSIGNMENT; PARTIES IN INTEREST.................................18


SECTION 15.  ENTIRE AGREEMENT................................................18


SECTION 16.  FURTHER ASSURANCES..............................................19


SECTION 17.  NOTICES.........................................................19

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SECTION 18.  AMENDMENTS......................................................21


SECTION 19.  COUNTERPARTS....................................................21


SECTION 20.  HEADINGS, GENDER, TENSE.........................................21


SECTION 21.  GOVERNING LAW, JURISDICTION.....................................21


SECTION 22.  WAIVER OF JURY TRIAL............................................21

              MASTER AGREEMENT dated as of December 3, 1999, among (a) STOCKPOINT, INC., a Delaware corporation (the "Company"), and (b)(i) JOHN PAPPAJOHN ("Pappajohn") (ii) GERALD M. KIRKE, IOWA FARM BUREAU FEDERATION, DERACE SCHAFFER, MATTHEW P. KINLEY, DOMINION SECURITIES INC., MICHAEL J. RICHARDS, JOSEPH DUNHAM (together with Pappajohn, the "Guarantors"), and (c) EQUITY DYNAMICS, INC., an Iowa corporation, as agent (the "Agent") for the Guarantors.

                                    RECITALS

WHEREAS, the Company requested that the Guarantors execute guarantees in favor of and/or arrange for the issuance of standby letters of credit or pledge certificates of deposit (collectively, the "Credit Support Agreements") naming Norwest Bank Iowa, National Association, or any successor or assign thereof approved by the Agent (the "Bank") as beneficiary or pledgee in connection with a line of credit with a maximum principal amount of $2,500,000 (the "Facility") to be made available by the Bank to the Company;

WHEREAS, the Company offered to issue warrants in the form attached hereto as Exhibit A ("Warrants") to purchase its common stock, $.01 par value (the "Common Stock") to the Guarantors if they would provide the Credit Support Agreements;

WHEREAS, the Guarantors agreed to provide the Credit Support Agreements in accordance with terms and conditions set forth herein.

ACCORDINGLY, the parties agree as follows:

SECTION 1.  CREDIT SUPPORT AGREEMENTS.

     (a) Upon the terms and subject to the conditions set forth in the this Agreement, the Warrants, and the registration rights agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement") (the "Documents"), the Guarantors shall, for the benefit of the Company, arrange for the issuance by one or more institutions acceptable to the Bank of standby letters of credit or, in the alternative, pledge such Guarantors' right, title and interest in and to certificates of deposit (each a "Guarantor Commitment") in the aggregate amount of $2,500,000 naming the Bank as beneficiary or pledgee, as the case may be, thereunder. The maximum Guarantor Commitment of each of the Guarantors shall be as follows: (i) Pappajohn - $1,250,000; (ii) Gerald M. Kirke - $500,000; Iowa Farm Bureau Federation - $250,000; Derace Schaffer - $250,000; Matthew P. Kinley - $100,000; Dominion Securities Inc. - $100,000; Michael J. Richards - $25,000 and Joseph Dunham - $25,000. Each Guarantor's Commitment as a proportion of the maximum amount of the loans (the "Loans") available under the Facility ($2,500,000.00) shall be its "Pro Rata Share." In addition, if necessary, Pappajohn shall execute a personal guaranty (the "Pappajohn Guaranty") of the Company's obligations to the Bank in an amount agreed to by Pappajohn and the Bank.

     (b) The obligation of the Guarantors to provide the Credit Support Agreements shall be subject to the following conditions precedent:

         (i) the Company's execution and delivery of this Agreement and the Documents;

         (ii) the Company's execution and delivery to the Bank of (A) a security agreement, in form satisfactory to the Agent, which includes provision for security agreements in favor of the Bank by each subsidiary of the Company (the "Bank Security Agreement"); (B) a pledge agreement, in form satisfactory to the Agent (the "Pledge Agreement");
         (C) a conditional assignment of intellectual property covering trademarks, in form satisfactory to the Agent (the "Bank Intellectual Property Assignment," and, together with Bank Security Agreement, Pledge Agreement and all documents executed in connection therewith, the "Bank Security Documents"); (D) the Credit Agreement dated December 3, 1999, between the Company and the Bank (the "Credit Agreement"); and
         (E) the Promissory Note dated December 3, 1999, executed by the Company in favor of the Bank (the "Promissory Note").

         (iii) the Company's payment to the Agent of the Agent's costs and expenses incurred in connection herewith and the Documents, as provided in Section 12 below;

         (iv) the Bank's agreement with the Guarantors, satisfactory to the Guarantors, regarding the respective remedies of the Bank and the Guarantors with respect to the Facility;

         (v) the Company's delivery to the Bank of waivers by the Series C Debenture Holders to the transactions contemplated by the Agreement, in a form satisfactory to the Agent;

         (vi) the Company's delivery to the Bank of a release of lien on form UCC-3 by Iowa State Bank and Trust and Robert Staib, and a confirmation, waiver and consent by Northern Trust to the first lien position by the Bank, in each case in a form satisfactory to the Agent;

         (vii) review and approval by the Agent of all outstanding liens on the Company's assets by CEBA, Kirkwood Community College and Berthel Fisher;

         (viii) a cash flow budget in form and content acceptable to the Agent, and attached hereto as Exhibit C (the "Budget");

         (ix) evidence satisfactory to the Agent that the Settlement Agreement and Release by and between the Company and Robert Staib has been executed;

         (x) satisfaction by the Agent with the senior management team and structure and long term management plan;

         (xi) evidence satisfactory to the Agent that certain California-based employees received grants under the Employee option plan; and

         (xiii) confirmation satisfactory to Agent of employment agreements of William Staib and other key management.

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     (c) The Company has agreed to pay the Bank all sums due and owing in connection with the Facility. The Company realizes and understands that the reason it was able to obtain the Facility was due to the willingness of the Guarantors to provide the Credit Support Agreements in respect of the Company's obligations to the Bank. The Company agrees that at any time the Guarantors, individually, or collectively, deem themselves to be insecure they may acquire the position of the Bank in the Facility by paying the obligation of the Company to the Bank. The Company fully agrees that upon acquisition of the Bank's position or the Bank's exercise of its remedies against the Guarantor Commitments and/or Pappajohn Guaranty, the Guarantors shall be subrogated to all rights of the Bank under the Company's agreements with the Bank (including, without limitation, the Credit Agreement, the Promissory Note, and the Bank Security Documents; together, the "Bank Documents") whether or not the Bank may have canceled all or any portion of the Company's obligations to the Bank under the Facility.

     (d) As between the Guarantors, each of the Guarantors agrees that no Guarantor should bear a proportionately greater loss under the Credit Support Agreements than any other Guarantor. Therefore, each of the Guarantors shall bear any losses under the Credit Support Agreements in accordance with its Pro Rata Share. Each Guarantor promises each other Guarantor that it will pay, on demand, his or its Pro Rata Share of the Company's obligations to the Bank, in connection with such party's obligations under the Credit Support Agreements, either to the Bank, if the obligations under the Facility have not been satisfied, or to another Guarantor who has made payment to the Bank in satisfaction of the Company's obligations under the Facility. The demand for payment made by any Guarantor to any other Guarantor shall be made in writing to the Agent, accompanied by proof of the demanding party's payment under a Credit Support Agreement. Each Guarantor (an "Indemnifying Guarantor") hereby agrees to indemnify and hold harmless each other Guarantor from and against any and all losses, claims, damages or liabilities, joint or several, which such other party may suffer by reason of the failure of an Indemnifying Guarantor to pay his or its Pro Rata Share on demand. The Company promises to pay each Guarantor any and all sums which that Guarantor has paid to the Bank in satisfaction of all or any portion of the Company's obligations to the Bank when such obligations are due, plus all costs, including, without limitation, interest and reasonable attorney's fees, incurred in connection therewith.

     (e) In the event the indemnification referred to in the immediately preceding paragraph above is determined to be invalid or unenforceable for any reason whatsoever, each Guarantor agrees that the common law principle of contribution shall apply and that each Guarantor shall be obligated to contribute his or its Pro Rata Share towards satisfaction of any payment made or to be made under the Credit Support Agreements or made by any other Guarantor, if the payments by such other Guarantor exceeds such other Guarantor's Pro Rata Share of the Company's obligations to the Bank.

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SECTION 2.  AGENT.

2.1.  ACTIONS

     (a) Each Guarantor hereby irrevocably appoints the Agent as its agent under and for purposes of this Agreement and the Documents. Each Guarantor authorizes the Agent to act on behalf of such Guarantor under this Agreement and each Document and, in the absence of written instructions from the Guarantors received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Guarantor hereby indemnifies and holds harmless (which indemnity shall survive any termination of this Agreement) the Agent, and the directors, officers, agents or employees of the Agent, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement and any Documents, including, without limitation, attorneys' fees, and as to which the Agent is not indemnified or reimbursed by the Company. The Agent shall not be required to take any action hereunder or under any Document, or to prosecute or defend any suit in respect of this Agreement or any Document, unless it is indemnified hereunder to the Agent's satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may demand additional indemnification from the Guarantors and cease to act as Agent hereunder until such additional indemnity is given.

     (b) Each Guarantor acknowledges that it has, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Guarantor also acknowledges that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

2.2.  EXCULPATION.

Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Guarantor for any action taken or omitted to be taken by it under this Agreement or any Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor shall they be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Document, nor for the creation, perfection or priority of any liens purported to be created by any of the Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Company of its obligations hereunder or under any Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper person.

2.3.  SUCCESSOR.

The Agent may resign as such at any time upon at least 30 days' prior notice to the Company and all Guarantors. If the Agent at any time shall resign, the Guarantors may appoint another Guarantor as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Guarantors, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Guarantors, appoint a successor Agent, which shall be one of the Guarantors. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the, retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

SECTION 3.  WARRANTS.

3.1.  ISSUANCE.

At the Closing (defined below in Section 4), the Company shall sell to the Guarantors, and the Guarantors shall purchase from the Company, Warrants to purchase an aggregate of 500,000 shares of the Common Stock (the "Warrant Shares") upon the terms set forth in the Warrants. Each Guarantor shall purchase a Warrant at the purchase price stated below to purchase the number of Warrant Shares set forth below:

                                                           Common Shares             Guarantors Purchase
Guarantor                                                  Exercisable               Price
---------------------------------------------------------- ------------------------- ---------------------------------
Pappajohn                                                      250,000                   $2,500

Gerald M. Kirke                                                100,000                   $1,000

Iowa Farm Bureau Federation                                     50,000                     $500

Derace Schaffer                                                 50,000                     $500

Matthew P. Kinley                                               20,000                     $200

Dominion Securities Inc.                                        20,000                     $200

Michael J. Richards                                              5,000                      $50

Joseph Dunham                                                    5,000                      $50

3.2.  REGISTRATION RIGHTS.

At the Closing, the Company and the Guarantors shall enter into the Registration Rights Agreement.

SECTION 4.  CLOSING.

The closing of the Transactions (the "Closing") shall take place at the offices of BELIN LAMSON McCORMICK ZUMBACH FLYNN, a Professional Corporation, The Financial Center, 666 Walnut Street, Suite 2000, Des Moines, Iowa 50309, simultaneously with the execution and delivery of this Agreement and the other Documents to be executed and delivered at Closing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company hereby represents and warrants to the Guarantors as follows:

5.1.  ORGANIZATION.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently- conducted, to enter into the Documents, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Attached as Schedule 5.1 are correct and complete copies of the Certificate of Incorporation and the Bylaws of the Company, as in effect on the date of the Closing (the "Certificate of Incorporation" and the "Bylaws," respectively).

5.2.  CORPORATE AUTHORIZATION; ENFORCEABILITY.

The Company has taken all corporate action necessary to authorize its execution and delivery of the Documents and the Bank Documents, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. Each Document and each Bank Document has been executed and delivered by an officer of the Company in accordance with such authorization. Each Document and each Bank Document constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, and similar laws affecting creditors' rights generally, and the effect of general principles of equity.

5.3.  NO CONFLICT.

The execution and delivery by the Company of the Documents and the Bank Documents, its consummation of the transactions contemplated thereby, and its compliance with the provisions thereof, will not (i) violate or conflict with its Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or give rise to any right of termination, cancellation, or acceleration under any material agreement, lease, security, license, permit, or instrument to which the Company is a party, or to which it or any of its assets is subject (except where same would not individually or in the aggregate have a Material Adverse Effect (as defined below)), (iii) result in the imposition of any Encumbrance on any asset of the Company, other than pursuant to the Bank Documents and the Documents, (iv) violate or conflict with any Laws, which violation would cause a Material Adverse Change (as defined below), or (v) require any consent, approval or other action of, notice to, or filing with any entity or person (governmental or private), except for those that have been obtained or made, or where the failure to obtain such consent or approval would not cause a Material Adverse Change.

"Encumbrance" means any security interest, mortgage, lien, pledge, charge, easement, reservation, restriction, or similar right of any third party except for Encumbrances in favor of the Bank in connection with the Facility.

"Laws" means all laws, rules, regulations, ordinances, orders, judgments, injunctions and decrees. "Material Adverse Change" means any material adverse change in the business, operations, properties, assets, or financial condition of the Company. "Material Adverse Effect" means a material adverse effect on the business, financial condition, assets, liabilities, property or operations of the Company, or a material impairment of the Company's ability to perform its obligations under the Documents.

5.4.  CAPITALIZATION.

     (a) The authorized equity securities of the Company consist of 25,000,000 shares of capital stock, including 20,000,000 shares of common stock, $.01 par value, of which there are 2,172,028 shares issued and outstanding, 5,000,000 shares of preferred stock, initially undesignated as to terms, of which the Company has designated the terms and preferences of 320,000 shares of Convertible Series A Voting Preferred Stock (of which there are 320,000 shares outstanding), 282,720 shares of Convertible Series B Voting Preferred Stock (of which there are 282,720 shares outstanding), and 1,179,540 shares of Convertible Series C Voting Preferred Stock (of which there are 773,254 shares outstanding). The persons set forth on Schedule
     5.4 own the shares and common stock equivalents set forth opposite such persons' names. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Documents and the common stock equivalents set forth on Schedule 5.4 there are no agreements of any sort relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other legal requirement. Except as set forth in paragraph (b) below, the Company does not own, nor has any contract to acquire, any equity securities or other securities of any person or any direct or indirect equity or ownership interest in any other business. The fully diluted common stock equivalents of the Company outstanding before issuance of the Warrants do not exceed 7.1 million shares.

     (b) The Company owns 100% of the capital stock of Neural, Inc. and Ethos Corporation (collectively, the "Subsidiaries", and the capital stock of the Subsidiaries being the "Subsidiary Stock"). The Subsidiary Stock is free and clear of all Encumbrances.

5.5.  FINANCIAL INFORMATION.

The Company has delivered to Agent: (a) audited consolidated balance sheets of the Company as at December 31 for each of the years 1996 through 1998, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, including in each case the notes thereto and (b) an unaudited consolidated balance sheet of the Company as at September 30, 1999 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the nine months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with United States generally accepted accounting principles consistently applied ("GAAP"). No financial statements of any persons other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

5.6.  SECURITIES LAWS.

Based upon the representation of each Guarantor contained in Section 6.1 below, the Transactions contemplated hereby are exempt from registration under the Securities Act.

5.7.  TITLE TO ASSETS.

The Company has good and marketable title to all of its assets, free and clear of all encumbrances except for Permitted Liens (defined below). Such assets are in good operating condition and repair (ordinary wear and tear excepted), and are suitable for their intended use in the business of the Company as conducted at the date hereof. "Permitted Liens" means (i) liens in favor of the Bank granted in connection with the Facility and in favor of the Agent granted in connection herewith, (ii) liens arising by operation of law in the ordinary course of business that, individually and in the aggregate, do not in any material respect interfere with the use or value of any of the assets subject thereto, (iii) liens for taxes not yet due and payable or that are being contested in good faith, (iv) liens created by the Documents, (v) purchase money liens to finance property of the Company acquired in the ordinary course of business, (vi) liens existing on the date hereof listed in Schedule 5.7 or incurred in connection with extension or renewal of indebtedness secured by such liens, (vii) liens consisting of deposits or pledges to secure the performance of trade contracts, bids, leases, public or statutory obligations and similar obligations incurred in the ordinary course of business, and (viii) any judgment, attachment or similar lien unless the judgment secured is not covered by insurance or not discharged or stayed or bonded pending appeal or vacated within 30 days of entry thereof.

5.8.  REAL PROPERTY.

The Company does not own, directly or indirectly, any fee title to real property.

5.9.  INTELLECTUAL PROPERTY RIGHTS.

The Company owns or is licensed to use, and has the right to bring infringement actions with respect to, all material patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and intellectual property rights necessary to permit the Company to carry on its business as presently conducted. Schedule 5.9 sets forth a list of all material patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names held or owned by the Company and all rights (except for know-how and similar other undocumented intellectual property) of the Company. All registered patents, copyrights, trademarks, and service marks listed on Schedule 5.9 are in full force and effect and are not subject to any taxes or maintenance fees which are delinquent. Except as set forth on Schedule 5.9, the Company (i) did not license or grant to anyone rights of any nature to use any intellectual property right that is material to its business, and (ii) to the Company's knowledge, does not market or sell any product or service that violates any intellectual property right of a third party. Except as set forth on such Schedule, there is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company contesting the right to use any of its material intellectual property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any intellectual property rights of a third party.

5.10.  COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.

To the Company's knowledge after due inquiry, it is not in violation of any Law, which violation could reasonably be expected to have a Material Adverse Effect.

5.11.  MATERIAL AGREEMENTS.

Schedule 5.11 sets forth each agreement or understanding which is material to the business of the Company. Except as set forth on Schedule 5.11, each agreement or understanding set forth on Schedule 5.11 is in full force and effect and, to the knowledge of the Company, constitutes a valid and binding obligation of all parties thereto. Except as set forth on Schedule 5.11, to the Company's knowledge, the Company has in all material respects performed the obligations required to be performed by it and is not in default or alleged to be in default in any material respect under any material agreement or understanding. Except as set forth on Schedule 5.11, to the Company's knowledge, there exists no event or condition which, after notice or lapse of time, or both, would constitute such a default in a material respect under such agreements. The Company is not aware of any material defaults by any other party to any such agreement or understanding.

5.12.  LITIGATION.

Except as set forth on Schedule 5.12 hereto, there are no (i) actions, suits, claims, investigations or other proceedings by or before any governmental authority or arbitrator pending or, to the knowledge of the Company, threatened against the Company which, if determined adversely to the Company, would have a Material Adverse Effect, or (ii) judgments, decrees, injunctions or orders of any governmental authority or arbitrator against the Company.

5.13.  SOLVENCY.

The Company is solvent, meaning that the fair salable value of the Company's assets is in excess of its liabilities.

5.14.  ENVIRONMENTAL MATTERS.

Except as otherwise stated in this Section 5.14, the Company is in compliance with all Laws relating to the protection of the environment (the "Environmental Laws"). The Company has not handled, stored or released, or exposed any person to, any hazardous substance, as defined in 42 U.S.C.A. Section 9601(14) or any other applicable Environmental Laws (a "Hazardous Substance"). To the Company's knowledge, the Company is not and will not be liable or responsible for clean-up costs, remedial work or damages in connection with the handling, storage, release, or exposure by the Company of any Hazardous Substance in excess of $25,000 in the aggregate. No claims for clean-up costs, remedial work or damages have been made by any person or entity in connection with the handling, storage, release, or exposure by the Company of any Hazardous Substance.

5.15.  TAX MATTERS.

     (a) (i) The Company has filed or been included in all required returns, declarations of estimated tax, reports, and statements relating to any Taxes (defined below) payable by it (collectively, the "Returns"); (ii) all Returns were correct and complete in all material respects as of the time of filing; (iii) the Company has timely paid all Taxes required to be paid by it through the date hereof, except to the extent that Taxes are being contested in good faith; (iv) the Company has made provision on the Interim Balance Sheet in accordance with GAAP for all Taxes payable by it for all periods prior to the date of the Interim Balance Sheet for which no Returns have yet been filed; (v) the Company is not delinquent in the payment of any Taxes, except to the extent that Taxes are being contested in good faith; (vi) there are no pending tax audits of any Returns; and (vii) except with respect to Taxes which are being contested in good faith, no deficiency or addition to any Taxes or interest or penalty for any Taxes has been proposed, asserted or assessed in writing against the Company.

     (b) "Taxes" means, with respect to any person or entity, (i) all Federal, state, local, and foreign taxes, including, without limitation, all taxes on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings, or profits, and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profits taxes, alternative or add-on minimum taxes, customs duties, or other taxes, fees, assessments or charges of any kind, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority on such person or entity, and (ii) any liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable Laws) of another person or entity.

5.16.  ERISA.

Any plan maintained or contributed to by the Company that is an "employee benefit plan," as defined in Section 3(3) or 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") is being administered in compliance with the terms of such plan and applicable law in all material respects.

5.17.  DISCLOSURE.

None of the documents or materials relating to the Company referred to herein or on any Schedule, or furnished to the Guarantors by the Company in connection with this Agreement, contains any untrue statement of a material fact by the Company or, to the knowledge of the Company, by any other person or entity. Neither this Agreement (including the Schedules) nor any such document or material omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF GUARANTORS.

Each Guarantor, severally and only with respect to itself, represents and warrants to the Company as of the date of this Agreement as follows:

6.1.  INVESTMENT INTENT.

     (a) Each Guarantor is acquiring the Warrants, and it will acquire any Warrant Shares issuable upon exercise of the Warrants, for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

     (b) Each Guarantor understands that the Warrants have not been, and any Warrant Shares issuable upon exercise of the Warrants will not be, registered under the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

     (c) Each Guarantor understands that the exemption from registration afforded by Rule 144 of the Securities Act (the provisions of which are known to the Guarantors) depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances only in limited amounts.

     (d) Each Guarantor is an "accredited investor," as such term is defined in Rule 501 promulgated under the Securities Act.

     (e) Each Guarantor (i) has received copies of the financial statements of the Company described in Section 5.5 and (ii) believes that such Guarantor, either alone or with the assistance of such Guarantor's own professional advisor, has such knowledge and experience in financial and business matters that such Guarantor is capable of reading and interpreting the Company's financial statements and evaluating the merits and risks of the transactions contemplated by this Agreement.

     (f) In addition to the Company's financial statements referenced in paragraph (e) above, each Guarantor has been given access to full and complete information regarding the Company and has utilized such access to his, her or its satisfaction.

6.2.  DUE ORGANIZATION AND REQUISITE POWER.

Each Guarantor has all requisite power and authority, including, where applicable, corporate power and authority, necessary to perform its obligations to the Company and to the Bank as provided for in this Agreement.

6.3.  ACTION AND EXECUTION.

Each Guarantor has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and the Credit Support Agreements. When executed, each of this Agreement and the Credit Support Agreements will be the legal, valid and binding obligation of each Guarantor enforceable in accordance with its terms.

6.4.  NO CONFLICT.

Neither the execution nor the delivery nor the performance of this Agreement or the Credit Support Agreements by any Guarantor will violate or otherwise contravene, where applicable, the Guarantor's articles or certificate of incorporation or bylaws or the terms of any agreement, the breach of which would invalidate this Agreement.

SECTION 7.  PRIOR OR SIMULTANEOUS ACTIONS.

Prior to or at the Closing, concurrently with the execution and delivery of this Agreement, the following actions have been or are being taken:

     (a) Fees and Expenses. The fees and expenses of the Agent are being paid by the Company to the Agent as provided under Section 12 below.

     (b) Warrants. The Warrants are being executed and delivered by the Company.

     (c) Security Agreement. The Bank Security Agreement has been executed and delivered by the Company to the Bank.

     (d) Registration Rights Agreement. The Registration Rights Agreement is being executed and delivered by the Company to the Agent for the benefit of the Guarantors.

     (e) Intellectual Property Assignment. The Bank Intellectual Property Assignment have been executed and delivered by the Company to the Bank.

     (f) Required Consents. All consents, approvals and other actions of, and notices and filings with, all entities and persons as may be necessary or required with respect to the execution and delivery by the parties of the Documents, and the consummation by the parties of the transactions contemplated thereby, have been obtained or made.

     (g) Authorizing Actions of the Company. The Guarantors are receiving certified copies of all requisite corporate actions taken by the Company to authorize its execution and delivery of the Documents and its consummation of the transactions contemplated thereby, and such other corporate documents and other papers as the Guarantors may reasonably request.

     (h) Opinion of Counsel. The Guarantors are receiving an opinion dated the date hereof of counsel to the Company, in form reasonably satisfactory to the Agent.

SECTION 8.  COVENANTS.

8.1.  ACCESS TO RECORDS.

The Company shall afford to the Guarantors and their authorized employees, counsel, accountants and other representatives, upon reasonable notice and during ordinary business hours, (i) reasonable access to all books, records, and properties of the Company, as the same may relate to the Agreement and the Documents and (ii) the opportunity to interview any officer of the Company regarding its affairs as the same may relate to the Agreement and the Documents.

8.2.  FINANCIAL REPORTING; DRAWS ON LINE OF CREDIT.

     (a) The Company shall deliver to each Guarantor the following:

         (i) within 45 days after the end of each fiscal quarter of the Company,
         (i) the balance sheet of the Company at the end of such quarter, and
         (ii) the statements of income and cash flows of the Company for such quarter;

         (ii) within 90 days after the end of each fiscal year of the Company,
         (i) the balance sheet of the Company at the end of such fiscal year,
         (ii) the statements of income and cash flows of the Company for such fiscal year, and (iii) an audit report of a nationally-recognized firm of independent certified public accountants on such balance sheets and statements; and

         (iii) All financial statements to be delivered under this Section shall be in accordance with the books and records of the Company and shall have been prepared in accordance with generally accepted accounting principles consistently applied. At any time at which the Company has any subsidiaries, all such financial statements shall be the consolidated financial statements of the Company and such subsidiaries.

     (b) The Company agrees that it shall not without the Agent's prior written approval draw more than $500,000 against the Facility in the aggregate during any seven day time period during the term thereof. In addition, the Company agrees that it shall provide written notice of all draw requests to the Agent at the same time that any draw requests are made to the Bank under the Facility. The Company shall not request any draws more than ten percent in excess of the Budget, on a cumulative basis.

8.3.  PAYMENT; PREPAYMENT.

     (a) The Company shall pay all its obligations to the Bank under the Facility on or before June 30, 2001.

     (b) Notwithstanding paragraph (a) above, the net cash proceeds of any of the following shall be applied immediately and in full against Company's obligations to the Bank under the Facility (i) any sale, lease, transfer or other disposition of the Company's direct or indirect assets including any sale, lease, transfer or other disposition of the assets of any direct or indirect subsidiary of the Company (except equipment leases and pledges under purchase money obligations which in the aggregate do not exceed those dollar amounts set forth in Section 8.8(c) and trade sales, in each case in the ordinary course of business), (ii) any equity or debt issuance by the Company, including, without limitation, an initial public offering or private placement of debt or equity securities or, (iii) after default under the Bank Documents or Section 11 hereof, collection of any assets (including accounts receivable) of the Company. Further, the Company agrees to prepay its obligations to the Bank under the Facility upon any consolidation or merger of the Company with or into another entity, or a transfer of all or substantially all of the assets of the Company.

8.4.  PAYMENT OF OBLIGATIONS.

The Company shall pay or discharge or cause to be paid or discharged all material claims or demands, and all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such claim, demand, or Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

8.5.  INSURANCE.

The Company shall maintain with financially sound and reputable insurers such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and in the same or similar business.

8.6.  NOTICE OF DISPUTES, MATERIAL ADVERSE CHANGE.

The Company shall promptly notify the Agent of (i) the commencement or threat of any action, suit, proceeding, labor dispute or grievance, governmental investigation, or arbitration against or affecting the Company, which, if adversely determined, could reasonably be expected to result in a Material Adverse Change, (ii) any monetary or other material default under any indebtedness of the Company in excess of $100,000; and (iii) any other Material Adverse Change.

8.7.  CONDUCT OF BUSINESS; BOARD OF DIRECTORS.

     (a) The Company shall (i) take all actions required to assure that the Company remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Company maintains all requisite governmental authority, licenses, and permits necessary for the conduct its business, and (iii) conduct its business in compliance with all Laws except where noncompliance could not reasonably be expected to result in a Material Adverse Change.

     (b) Upon request by the Agent, the Company agrees to appoint a person identified by the Agent to fill the vacancy on the Board of Directors caused by the resignation of Robert Staib and to nominate as a member of the Board of Directors a person identified by the Agent in connection with each election of directors that occurs while the Facility remains outstanding.

8.8.  DEBT.

The Company will not directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt (defined below), except for:

     (a)  Debt of the Company to the Bank or hereunder;

     (b) Accounts payable to trade creditors for goods and services, and current operating liabilities incurred in the ordinary course of business;

     (c) Debt of the Company with respect to capital leases in an aggregate amount less than $750,000 in calendar 1999; $1,500,000 in calendar 2000 and $1,500,000 during the first six months of calendar 2001; or

     (d) Permitted Liens.

     "Debt" means all indebtedness (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) evidenced by guaranties or similar contingent obligations.

8.9.  RESTRICTED PAYMENTS.

While any amount payable to the Bank, or the Guarantors or the Agent in connection herewith, including the Documents, is outstanding or the Company has the ability to borrow under the

Facility, the Company shall not directly or indirectly pay or declare any dividend or authorize or make any distribution upon, or redeem, retire, repurchase or otherwise acquire, any shares of capital stock of the Company (except that the Company may adjust the conversion price of the Series C Preferred Stock pursuant to the accumulating dividend provisions set forth in the Series C designation). Furthermore, the Company shall not (i) invest more than $200,000 in any existing or $100,000 in any newly-created subsidiary or affiliate during any one year period or (ii) make any voluntary prepayments on Debt unrelated to the Facility.

8.10.  NEGATIVE PLEDGE.

The Company will not create, assume or suffer to exist any encumbrance on any asset now owned or hereafter acquired by it, except:

     (a)  any lien on any asset securing Debt permitted under Section 8.8 above;

     (b)  Permitted Liens;

     (c) liens securing the payment of taxes, assessments and governmental charges or levies, either not yet due and payable or which are being actually contested; and

     (d) any lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any lien permitted by any of the foregoing clauses of this Section; provided, however, that the principal amount of such Debt is not increased and is not secured by any additional assets.

The Company shall at all times from and after the date hereof keep reserved, free from Encumbrances solely for the purpose of effecting the exercise of the Warrants, sufficient Warrant Shares to provide for the full exercise of the Warrants.

8.11.  TERMINATION.

The obligations of the Company hereunder shall terminate when the Guarantors are released from their obligations under the Credit Support Agreements and no amounts are owing in connection with the Facility or the Credit Support Agreements.

SECTION 9.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.

The representations, warranties and covenants contained in this Agreement shall survive the Closing indefinitely.

SECTION 10.  INDEMNIFICATION.

     (a) The Company shall indemnify, defend and hold the Agent and Guarantors harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the transactions described herein and the untruth, inaccuracy or breach of any of the representations, warranties or agreements of the Company contained in this Agreement or the other Documents; provided however, that none of the Agent or the Guarantors will be indemnified for any costs or expenses that have resulted primarily from its own gross negligence or willful misconduct.

     (b) The Guarantors shall indemnify and hold the Company harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of the Guarantors contained in this Agreement.

SECTION 11. PURCHASE OF BANK'S RIGHTS AND INTERESTS; EVENTS OF DEFAULT.

If one or more of the Guarantors purchases the Bank's rights and interests under the Bank Documents (collectively, the "Bank's Position"), violation by the Company of any representation, warranty or covenant in this Agreement shall be deemed to be an event of default under the Bank Documents, as will any one or more of the following events (each, an "Event of Default"):

     (a) if one of more judgments, decrees or orders for the payment of money in excess of $100,000 shall be rendered against the Company, any such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

     (b) if the Company shall become insolvent, or is adjudicated insolvent or bankruptcy; or

     (c)  if the Company admits in writing its inability to pay its debts; or

     (d) if the Company shall come under the authority of a custodian, receiver or trustee for it or for substantially all its property; or

     (e) if the Company makes an assignment for the benefit of creditors, or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within 60 days; or

     (f) if proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors are instituted or commenced by the Company; or

     (g) if any order for relief is entered relating to any of the foregoing proceedings under clauses (d) through (f); or

     (h) the acquisition by any person (whether an individual, corporation, association or other entity), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule l3d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding voting securities of the Company; or

     (i) if there is a Material Adverse Effect, as determined in the reasonable discretion of the Agent; or

     (j) if the Company or any of its subsidiaries shall fail to make any material payment in respect of any indebtedness (including all amounts owed Northern Trust) or other material contract when due or within any applicable grace period; or any event or condition shall occur which results in the acceleration of the maturity of any indebtedness or material contract or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any indebtedness or material contract or any Person acting on such holder's behalf to accelerate the maturity thereof or obligations thereunder.

The Events of Default set forth in this Section 11 shall be applicable only upon a purchase of the Bank's Position by one or more of the Guarantors.

SECTION 12.  FEES AND EXPENSES.

The Company, shall pay or reimburse the Agent for all direct expenses associated with this Agreement, the transactions contemplated hereby, and/or the enforcement of or collection under this Agreement, including in each case, without limitation, the reasonable fees and charges of BELIN LAMSON McCORMICK ZUMBACH FLYNN, a Professional Corporation, counsel to the Agent and all letter of credit fees or other fees related to the Guarantor Commitments.

SECTION 13.  CONFIDENTIALITY.

Each Guarantor shall keep all confidential, non-public information on the business operations and affairs of the Company, which it receives as a consequence of this Agreement and the other Documents, strictly confidential and shall not disclose such information to any third party without the Company's prior consent.

SECTION 14.  ASSIGNMENT; PARTIES IN INTEREST.

This Agreement and the rights and obligations of the parties hereunder shall be assignable by the Guarantors, but not the Company. This Agreement shall bind and inure to the benefit of the Company, the Guarantors, the Agent, and their respective successors and permitted assigns.

SECTION 15.  ENTIRE AGREEMENT.

This Agreement and the other Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to such subject matter.

SECTION 16.  FURTHER ASSURANCES.

The Company agrees to do such further acts and things and to execute and deliver to Agent such additional assignments, agreements, powers and instruments, as Agent may reasonably require to carry into effect the purposes of this Agreement or any of the Documents.

SECTION 17.  NOTICES.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:

         Stockpoint, Inc.
         2600 Crosspark Road
         Coralville, IA  52241-3212

with a copy to:

         Thomas Martin, Esq.
         Dorsey & Whitney LLP
         220 South 6th Street
         Minneapolis, MN  55402

if to the Agent:

         Equity Dynamics, Inc.
         2116 Financial Center
         666 Walnut Street
         Des Moines, Iowa  50309

with a copy to:

         Belin Lamson McCormick Zumbach Flynn
         A Professional Corporation
         The Financial Center
         666 Walnut Street
         Suite 2000
         Des Moines, Iowa  50309
         ATTN:  Garth D. Adams, Esq.

if to the Guarantors:

         John Pappajohn
         c/o Equity Dynamics

         2116 Financial Center
         666 Walnut Street
         Des Moines, Iowa  50309

         Gerald M. Kirke
         Kirke Financial Services, L.L.C.
         417 Locust Street
         Des Moines, Iowa  50309

         Iowa Farm Bureau Federation
         5400 University Avenue
         West Des Moines, Iowa  50266
         Attn:  James Christenson, Director of Finance

         Derace Schaffer
         3489 Elmwood Avenue
         Rochester, New York  14610

         Matthew Kinley
         c/o Equity Dynamics
         2116 Financial Center
         666 Walnut Street
         Des Moines, Iowa  50309

         Dominion Securities Inc.
         211 First Avenue S.E.
         Cedar Rapids, Iowa  52401

         Michael J. Richards
         Kirke Financial Services, L.L.C.
         417 Locust Street
         Des Moines, Iowa  50309

         Joseph Dunham
         c/o Equity Dynamics
         2116 Financial Center
         666 Walnut Street
         Des Moines, Iowa  50309

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, upon receipt of electronic confirmation of transmission, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

SECTION 18.  AMENDMENTS.

The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by all parties. Notwithstanding the foregoing, the obligations of the Company under Sections 8.1 through 8.10 may also be waived, temporarily or permanently, but solely with respect to any Guarantor, pursuant to an instrument signed by such Guarantor.

SECTION 19.  COUNTERPARTS.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 20.  HEADINGS, GENDER, TENSE.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either of the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, the feminine and the neuter. Unless otherwise expressly stated in the Agreement, the words "herein," "hereof," "hereto," "hereunder" and others of similar inference refer to the Agreement as a whole and not to any particular section, subsection or clause contained in the Agreement. The term "including" shall not be deemed to be exclusive and shall be deemed to mean "including, without limitation."

SECTION 21.  GOVERNING LAW, JURISDICTION.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF IOWA WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF IOWA TO BE APPLIED. THE PARTIES HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF IOWA AND OF ANY IOWA STATE COURT SITTING IN DES MOINES FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 22.  WAIVER OF JURY TRIAL.

EACH OF THE COMPANY, THE AGENT AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATING TO THE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY RIGHTS THAT IT MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

IN WITNESS WHEREOF the parties have executed and delivered this Master Agreement on the date first above written.

                                STOCKPOINT, INC.



                                By: /s/ [illegible]
                                   ---------------------------------------




                                By: /s/ John Pappajohn
                                   ---------------------------------------
                                     John Pappajohn



                                By: /s/ Gerald M. Kirke
                                   ---------------------------------------
                                     Gerald M. Kirke

                                IOWA FARM BUREAU FEDERATION



                                By: /s/ James Christenson
                                   ---------------------------------------
                                     James Christenson



                                By: /s/ Derace Schaffer
                                   ---------------------------------------
                                     Derace Schaffer



                                By: /s/ Matthew P. Kinley
                                   ---------------------------------------
                                     Matthew P. Kinley

                                DOMINION SECURITIES INC.



                                By: /s/ Steve Michalicek
                                   ---------------------------------------
                                     Steve Michalicek



                                By: /s/ Michael J. Richards
                                   ---------------------------------------
                                     Michael J. Richards

                                By:  /s/  Joseph Dunham
                                   ---------------------------------------
                                     Joseph Dunham

                                EQUITY DYNAMICS, INC., as Agent



                                By:  /s/  [illegible]
                                   ---------------------------------------